EXCHANGE OF EQUITY AGREEMENT

by, between, and among

Bluwire Group, LLC

&

12 ReTech Corporation,

and

THE OWNERS OF BLUWIRE GROUP, LLC

This Exchange of EQUITY Agreement (“Agreement”) is entered into as of the Effective Date by, between and among, defined below, BUYER, TARGET, and SELLER. The parties to this Agreement are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, SELLERS own the percentage of common equity of TARGET set forth on Schedule A, attached hereto which represents 100% of the membership interests of the TARGET (the “TARGET EQUITY”);

WHEREAS, BUYER has authorized for issuance the number of shares of preferred stock of BUYER (the “BUYER SHARES”) set forth on Schedule B hereto; and

WHEREAS, SELLER wishes to sell, and BUYER wishes to purchase, 51% interest of TARGET EQUITY in exchange for the BUYER SHARES, designated for SELLER on Schedule A and Schedule B by way of an exchange of shares;

NOW, THEREFORE, in consideration of the mutual terms and covenants set forth herein, the Parties approve and adopt this Agreement and mutually covenant and agree with each other as follows:

DEFINITIONS

“ACTION” means any action, suit, proceeding, investigation or governmental approval process.

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“ADDITIONAL FUNDING” This shall mean a second investment by BUYER or an arrangement for funds from a third party in the form of equity or debt of $500,000 within the first 12 months after CLOSING, if needed.

“AGREEMENT” has the meaning set forth on the first page hereof.

“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified, such as directors, officers, and, as to any Person that is an individual, such individual’s spouse, parents, grandparents, siblings, and lineal descendants.

“AIRPORT LEASES OR CASINO LEASES” means the actual leases for each and every retail location operated, owned or controlled by Target and indicated on Exhibit C

“ASSIGNMENT” means the assignment of the Binding Letter of Intent from Belmont Acquisitions Corp to the BUYER.

“BINDING LETTER OF INTENT” means any agreement executed by BUYER that is binding on the Signatory Parties but is designed to form the framework for this Definitive Agreement Specifically this means the Binding letter of Intent executed between SELLER and Belmont Acquisitions Corp. On or about August 12, 2019 which was assigned to BUYER on the same day as this Agreement which both the Binding Letter of Intent and the assignment are attached as Exhibit B.

“BREACH” means any material breach of the terms of this Agreement or any ancillary agreements between the Parties.

“BREACHING OR BREAKING EVENT” means specifically those events that would cause a breach or break in the STANDBY PERIOD.

“BROKER” means a Person or Entity who is contractually obligated to represent the TARGET and SELLER in the transaction contemplated by this AGREEMENT. In this TRANSACTION, there is no BROKER.

“BUYER” means 12 ReTech Corporation, a corporation organized in the state of Nevada, USA that is publicly listed under the symbol: RETC.

“BUYER INDEMNIFIED PARTIES” means BUYER and each officer, director, employee, agent, partner, shareholder, and affiliate of BUYER.

“BUYER SHARES” means those shares of the preferred stock of BUYER identified on Schedule B.

“CLOSING” means the CLOSING DATE.

“CLOSING DATE” means or about OCTOBER 1, 2019 or such day agreed between the Parties.

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“CLOSING LOAN FUNDS” means the $500,000 in working capital arranged by BUYER for TARGET that is available for TARGET at closing.

“CONDITION” means a Party’s business, properties, operations, earnings, assets, liabilities, condition (financial or otherwise).

“CONTRACT” means any contract, agreement, note, instrument, franchise, lease, license, commitment, arrangement, or understanding, written or oral.

“EFFECTIVE DATE” shall be upon the execution of this agreement.

“ESCROW AGENT” There is no escrow agent in this transaction, but BUYER shall hold 19% of the TARGET EQUITY in escrow- see Escrow Equity.

“ESCROW EQUITY” That portion of the equity in TARGET that shall remain in escrow for 12 months after closing equal to 19% of the equity of TARGET.

“FUNDS” means for the purposes of this Agreement the monies that remain in the TARGET at closing that are by the terms of this Agreement the property of SELLER.

“GAAP” means Generally Accepted Accounting Principles consistently applied.

“GOVERNMENTAL AUTHORITY” means any court or governmental authority, department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

“INDEMNIFIED COSTS” means: (a) any and all damages, losses, claims and other liabilities of any and every kind, including, without limitation, judgments, and costs of settlement, and (b) any and all out-of-pocket costs and expenses of any and every kind, including, without limitation, reasonable fees, and disbursements of counsel.

“INTELLECTUAL PROPERTY” means all: (a) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (b) copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (c) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals); (d) other proprietary rights; and (e) copies and tangible embodiments thereof (in whatever form or medium).

“INTELLECTUAL PROPERTY LICENSE” means any Contract to use any Intellectual Property.

“LAW” means any law, statute, treaty, ordinance, rule, regulation, or policy, domestic or foreign, of any Governmental Authority

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“LEGAL OPINION” means the written opinion of legal counsel representing BUYER that allows the removal of a restrictive legend on a stock certificate that relies upon an exemption to registration under as promulgated by the SEC.

“LEGAL TITLE” means the ownership of the common shares of the TARGET and/or BUYER as such may apply.

“LIABILITY(IES)” means any obligation, indebtedness, commitment, guaranty, or any other item, whether direct or indirect, absolute, accrued, contingent or otherwise, and whether due or to become due.

“LIENS” means all liens, claims, pledges, charges, agreements, and encumbrances of any kind whatsoever.

“MATERIAL CORPORATE ACTION” For the purposes of this Agreement specifically Paragraph 3.4.4., a Material Corporate Action is defined as any action that causes a change of control of the BUYER as defined by the United States Securities and Exchange Commission.

“MICRO-BRAND(S)” means any acquisition of a company having its own products or “brand” that has $50 million or less in annual revenue.

‘MAURICE OJEDA” means one of the SELLERS or TARGET who prior to this transaction owned 50% of TARGET as well as being the QUALIFIED MINORITY PARTNER of the subsidiaries and locations indicated on Schedule K.

“MINORITY INTEREST PARTNERS” or “QUALIFIED MINORITY PARTNER(S)” means the minority partners of various retail locations required in order for the TARGET to operate in a specific location such as an “airport terminal” indicated on schedule K.

“ORDER” means any order, injunction, writ, compliance agreement, decree, ruling or decision of a Governmental Authority.

“PERMIT” means any license, permit, order, certificate, authorization, or approval of a Governmental Authority.

“PERSON” means any individual, partnership, corporation, unincorporated organization or association, limited liability company, trust, or other entity.

“RETURN(S)” means any foreign or domestic, federal, state, city, county, or local income, franchise, sales, use or value added tax return and report, or any other tax return, report, and statement required to be filed by a Party in any jurisdiction.

“ROYALTY AGREEMENTS” & “ROYALTY STORES” refers to the agreements and store locations whereby others own and operate stores licensing the “Bluwire” name and logo, and purchase and sell products approved by TARGET and pay a Royalty Fee to TARGET based on gross revenue and/or other metrics.

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“SEC” means the United States Securities and Exchange Commission.

“SECURITIES ACT” means the Securities Act of 1933, as amended, supplemented, modified or restated from time to time.

“SELLER” means the owners of 100% of the equity interests of TARGET, further defined as Maurice Ojeda (“OJEDA”) and Christopher Burden (“BURDEN”) each of whom own 50% of the Equity interest of TARGET. In all aspects when the Agreement lists SELLER it actually means both OJEDA and BURDEN in equal manner jointly and severally.

“SELLER’S INDEMNIFIED PARTIES” means TARGET and SELLER, each Affiliate and Subsidiary of TARGET and SELLER, and each officer, director, employee, and agent of TARGET.

“STANDBY PERIOD” or “CLOSING CONTINGENCIES” means that period of time defined in this Agreement (Section 9) between the execution of this Agreement and the closing of the transaction whereby the Transaction can be terminated and voided by mutual consent or will automatically become void if certain conditions are not met or the time frame for its completion is not extended by mutual consent of the Parties.

“TARGET” means Bluwire Group,LLC (together with all its assets and subsidiaries) which is a limited liability company organized in the state of Florida, USA, and all its subsidiaries, partnerships and joint ventures.

“TARGET FINANCIAL STATEMENTS” Profit & Loss statements are attached hereto as Schedule C.

“TARGET EQUITY” are the TARGET’s membership interests identified on Schedule A.

“TAXES” means any tax, assessment, fee, interest, penalties, and other charge of kind whatsoever imposed by any Governmental Authority.

“UP-LIST” means the action of BUYER being approved to move up to a listing on either the NASDAQ or NYSE AMEX exchange(s) which as one of its requirements is the need to have a $4.00 market share price.

1. AGREEMENTS

1.1	Recitals and Schedules. The Recitals set forth in this Agreement, along with the schedules and exhibits attached hereto, are incorporated into this Agreement as though fully set forth in this Section 1.

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2. EQUITY ACQUIRED AND SCHEDULES AND CLOSING

2.1	As of the Closing or Closing Date, for consideration and in reliance on the representations, warranties, and agreements of the Parties herein, on the Closing Date, BUYER shall sell and transfer the BUYER SHARES, to SELLER, free and clear of LIENS, and SELLER shall sell and transfer to BUYER, the TARGET EQUITY, free and clear of all LIENS. The transaction shall take the form of an exchange of equity pursuant to the terms and conditions of this Agreement. The parties intend that the transactions contemplated by this Agreement will be a non-taxable reorganization for federal income tax purposes.

2.2	TARGET EQUITY shall represent 51 % of the equity interests of TARGET.

2.3	A detailed list of assets and liabilities of TARGET is provided in Schedule D.

2.4	A summary of TARGET’s Material Contracts is provided in Schedule E.

2.5	SELLER and TARGET represent and warrant that the items and information contained in Schedules A and C through S are accurate and complete as of the date of this Agreement and will remain accurate and complete through the Closing Date with the exception of changes in the ordinary course of business that are not material.

2.6	The Closing of this Agreement, being the Closing Date, shall be the date that this agreement is executed and all contingencies including those in Section 9 are met, unless SELLER and BUYER extend such date by written consent.

2.7	A complete listing of all of Target’s subsidiaries, both wholly owned and where the Target has any interest if on Schedule J. This list includes the tax id numbers for each entity, the state where if is organized or incorporated, list of officers or managing members, a complete list of stockholders or members, and the address of the subsidiary(s).,

2.7	Exhibit C Contains all of the leases of each of the Airport Stores and casino Stores.

2.8	Exhibit E contains all of minority interest agreements for each of the airport or casino locations where required.

2.9	Exhibit J. Contains all of the Royalty Agreements for those locations owned by others that license the Bluwire name, logo and purchase and sell products approved by TARGET and pay a Royalty fee to TARGET based on gross revenue and/or other metrics.

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3. CONSIDERATION.

3.1 For consideration and in reliance on the representations, warranties, and agreements of the Parties herein, on the CLOSING DATE, BUYER shall sell and transfer the BUYER SHARES, to SELLER, free and clear of LIENS, and SELLER shall sell and transfer to BUYER, the TARGET EQUITY, free and clear of all LIENS except as indicated herein as follows:

3.2	The Parties value this transaction at a face value of $__________ payable by BUYER and the Parties hereto acknowledge that the BUYER shares and the SELLER equity are of equal value and this transaction may be considered a tax free exchange of equity subject to an analysis by each Party’s tax professionals. The specific shares exchanged are on Schedules A & B.

3.3 PAYMENT TO BROKER. As there is no BROKER, this section is non-applicable.

3.4 SPECIFIC CONSIDERATION FOR SELLER. There are two components to the SELLER’s CONSIDERATION.

3.4.1 BUYER shall issue 500,000 of its Series A Preferred Shares in exchange for 51% of the Equity interests of Target (Schedules A & B). Each of the Series A Preferred Shares are able to be exchanged for 20 common shares or BUYER at the option and timing as determined by SELLER. These Series A Preferred Shares shall be voting at the rate of 20 to 1 as if they had already been converted. If the Series A Preferred Shares are converted into the common shares of BUYER at any time after 6 months after CLOSING they cost may be eligible for an exemption to registration under rule 144 as promulgated by the SEC.

3.4.1.1 The Series A Preferred Shares are subject to a leak-out provision whereby SELLER has the right but not the obligation to convert a maximum of twenty-five percent (25%) or no greater than 125,000 Series A Preferred Shares after the 6 month anniversary of Transaction closing and thereafter an additional quantity of no greater than 125,000 Series A Preferred Shares every six months until all Series A Preferred Shares that are owned by the SELLER have been converted. (Schedule B- BUYER Shares)

3.4.1.2 SELLER Conversion mechanics of Series A Preferred Shares. When eligible for conversion SELLER shall, if and when it so elects from time to time, provide BUYER with a written conversion notice by email or hand delivered that specifies the quantity of shares to be converted and the date of conversion, which date shall be at least 2 business days after the date the notice is tendered. Conversions shall be effective on such dates converted into BUYER’s common shares at a conversion price equal 20 common shares for each Series A Preferred Share to be converted. In no event can SELLER, together with its affiliates, own or have a right to receive more than 9.99% of the issued and outstanding shares of BUYER’s common stock at any given time.

3.4.2 SELLER Exemption to Registration. If the Preferred Series A shares are held for 6 months or more the common shares issued in exchange for the preferred shares may be issued without a restrictive legend (“Freely Tradable shares”) in reliance on an exemption to registration promulgated by the SEC under Rule 144. BUYER will assist SELLER to qualify for this exemption.

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4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER AND TARGET.

SELLER and TARGET, as of the Effective Date and as of the Closing Date, severally hereby represent and warrant to, and agree for the benefit of, BUYER as follows: (a) except as expressly otherwise disclosed in this Agreement or on any attached Schedule to the contrary; and (b) with the understanding that the representations and warranties are being made with the knowledge of SELLER.

4.1 Organization, Good Standing, and Qualification. TARGET is a corporation, duly organized, validly existing and in good standing under the laws of the state of Florida. TARGET has all requisite power and authority to carry on its business as now conducted. TARGET is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify could have a material adverse effect on TARGET’s Condition.

4.2 Capitalization. The TARGET’s stock has been duly authorized and validly issued.

4.2.1 TARGET does not have outstanding any securities convertible into or exchangeable or subscribed for any of its equity and neither does the SELLER including no outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, TARGET’s equity.

4.2.2 There are no agreements to which SELLER is a party with respect to the voting or transfer of the TARGET EQUITY INTEREST and there are no preemptive rights, except as are identified on Schedule A.

4.2.3 Schedule A hereto includes the correct name of all the SELLER and the correct percentage of TARGET EQUITY INTEREST owned by each SELLER, and the liens on those interests, if any.

4.2.4 At Closing there will be no outstanding security, option, warrant, right, agreement, understanding or commitment of any kind entitling any person or entity to acquire any portion of the TARGET’s TARGET EQUITY INTEREST.

4.2.5 The TARGET EQUITY INTEREST interests have not been registered with the SEC or any state regulatory authority. Neither the TARGET nor SELLER has granted any options or other rights to others to acquire equity interests in TARGET or in SELLER’s equity interest in TARGET, with the exception of any accommodations or agreements as disclosed on Schedule A.

4.2.6. REPRESENTATIONS INCLUDING THOSE CONTAINED IN THE LETTER OF INTENT. The Parties entered into a Letter of Intent and Assignment dated on or about August 12, 2019 and dated the same as this Agreement respectively (attached hereto as Exhibit B) and the SELLER warrants to BUYER that the representations contained therein are true and accurate representations.

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4.2.7. REPRESENTATIONS RELATED TO THE SUBSIDIARIES AND AFFILIATES OF TARGET. SELLER represents each and every Subsidiary and/or affiliate is duly organized, in good standing in the jurisdiction that it is organized or incorporated that it has valid title to the retail location in operates in, that no regulatory agency has issued a cease and desist to any of these entities and or there is no investigation and or injunction that effects same.

4.2.8 REPRESENTATIONS RELATED TO THE MINORITY INTEREST PARTIES OR ENTITIES. SELLER warrants and represents to BUYER that each and every minority partners, member or shareholder in any of the subsidiaries or affiliates has not provided the SELLERS or TARGET with a Cease and Desist or other request for “breakup” of the entity. Further the SELLERS opine that each and every minority partner has been informed of the sale of 51% of equity interest in TARGET and they have raised no objection to the sale.

4.2.9 REPRESENTATIONS AS TO COMPLIANCE WITH THE AIPORT LEASES. SELLER represents and warrants to BUYER that it has not failed any of the required audits undertaken by the various lessors (airport control entities) and has no reason to believe that all of the subsidiaries and affiliates would pass said audit port closing of this transaction.

4.3	Authority; Execution and Delivery; Requisite Consents, Non-violation.

4.3.1 SELLER and TARGET have, and, at the CLOSING will have, all requisite power and authority to execute, deliver and perform this Agreement and each other document or instrument executed by any of them, or any of TARGET’s officers, in connection herewith or therewith or pursuant hereto or thereto and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of TARGET.

4.3.2 This Agreement is duly executed and delivered by the Parties and is the legal, valid, and binding obligation of each, enforceable against each in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforceability of creditors’ rights in general or by general principles of equity.

4.3.3 The execution, delivery and performance of this Agreement, the consummation by SELLER and TARGET of the transactions contemplated hereby and thereby (including, without limitation, the offer, sale and delivery by SELLER of the TARGET Shares), to the best knowledge of SELLER and TARGET: (a) will not require the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or registration, declaration or filing with, any Governmental Authority or any Person; (b) contravene: (i) any requirement of law to which it is subject, including without limitation the securities laws of any jurisdiction or the rules or regulations of any governmental entity or self-regulatory body; nor (ii) any judgment, decree, franchise, order or demand applicable to it; (c) conflict or be inconsistent with or result in any breach of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its properties or assets pursuant to the terms of any indenture, mortgage, deed of trust agreement or other instrument to which it is a party or bound or to which it may be subject or violate any provision of its organization documents; or (d) will not require the satisfaction of any secured creditors.

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4.3.4 To the best knowledge of SELLER and TARGET, neither TARGET nor SELLER are in default with respect to any Law which is likely to adversely affect its ability to perform its obligations hereunder and entering into this Agreement will not violate any of them.

4.3.5 TARGET either wholly or partially owns and directly controls each entity listed on Schedule J.

4.3.6 TARGET does not presently own or control, directly or indirectly, any interest in any corporation, association, or other business entity not defined on Schedules J & O and except for the joint ventures and partnerships that are associated with TARGET’s individual airport retail stores, TARGET is not a participant in any joint venture, partnership, or similar arrangement.

4.4 Financial Information. Schedule C contains the TARGET P&L Statement as of the date indicated in Schedule C, in detail, format and time period, acceptable to BUYER. Schedule D contains the TARGET Balance Sheet as of the date indicated in Schedule D, format and time period acceptable to BUYER. The TARGET P&L Statement and TARGET Balance Sheet are materially true, accurate and complete, and fairly present the financial position of TARGET and of the results of operations and or cash flows for the periods then ended as presented and are consistent with the books and records of TARGET. There are no material changes in the financial Condition of TARGET, other than in ordinary course of business. As of the Closing Date, TARGET and SELLER shall reconfirm the statements herein about the TARGET P&L Statement and the TARGET Balance Sheet.

4.5 Third Party License Holder. Intentionally omitted.

4.6 Certain Changes or Events. As to TARGET between Effective Date and the Closing:

4.6.1 There will have been no change in the Condition of TARGET, except for changes which have not been, in the aggregate, materially adverse to TARGET;

4.6.2 There will be no revocation or change in any Contract or Permit or right to do business, and no other event or occurrence of any character, whether insured against, which results, or could reasonably be expected to result, in a material adverse change in the Condition of TARGET;

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4.6.3 TARGET will not authorize or make any distributions, or declare or pay any dividends, upon or with respect to any of its capital stock, nor will TARGET have redeemed, purchased, or otherwise acquired, or issued or sold, any of its capital stock;

4.6.4 TARGET will have not entered into any material Contract, other than in the ordinary course of business (in this Agreement, ordinary course of business means ordinary course and consistent with past practice);

4.6.5 TARGET will have not incurred any indebtedness for borrowed money or made any loans or advances to any Person, other than as disclosed on the TARGET Financial Statements and TARGET Balance Sheet or as may be agreed with BUYER and disclosed on Schedules D & I

4.6.6 There will have been no waiver by TARGET of a material right or of a material debt owed to TARGET;

4.6.7 TARGET will not have failed to satisfy or discharge any Lien, except in the ordinary course of business and which is not material to the Condition of TARGET; and

4.6.8 There will not have been any material change in any compensation, arrangement or agreement with any employee, director, shareholders, or Affiliate of TARGET.

4.7 Title to Assets. TARGET has good and marketable title to all of its assets and properties, free and clear of any Liens including the Royalty Agreements, except as shown on the TARGET Financial Statements. With respect to any assets or properties TARGET leases, TARGET holds a valid and subsisting leasehold interest therein, free and clear of any Liens, and is in compliance in all material respects, with the terms of the applicable lease, and enjoys peaceful and undisturbed possession under such lease. All of the assets and properties of TARGET that are necessary for the conduct of TARGET’s business as presently conducted by TARGET are in good operating condition and repair, subject to ordinary wear and tear.

4.8 Contracts. TARGET is not a party to, nor are any of TARGET’s assets or properties bound by, or subject to, any Contract of the following types, except for those identified in Schedule E:

4.8.1 any Contract pursuant to which TARGET, or another party thereto, is obligated to pay in excess of $5,000;

4.8.2 any Contract pursuant to which TARGET acquired the right to use any Intellectual Property or information that is material to or necessary in the business of TARGET, or pursuant to which TARGET has granted to others the right to use, or which otherwise relates to, TARGET’s Intellectual Property;

4.8.3 any Contract (other than advances of expenses to employees in the ordinary course of business) involving loans, loan agreements, debt securities, mortgages, deeds of trust, security agreements, suretyships or guarantees;

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4.8.4 any Contract between TARGET and SELLER or an Affiliate of SELLER, except as described on Schedule I;

4.8.5 any deferred compensation agreements, bonus, pension, profit sharing, stock option and incentive plans or arrangements, hospitalization, medical and insurance plans, agreements and policies, retirement and severance plans and other employee compensation policies and agreements affecting employees of TARGET;

4.8.6 any Contract with any labor union affecting employees of TARGET;

4.8.7 any Contract that restricts TARGET from freely engaging in business or competing anywhere that is not disclosed in Exhibit G

4.8.8 any Contract that is otherwise material to the Condition of TARGET.

4.9 Enforceability. TARGET’s Contracts are; (a) in full force and effect; and (b) constitute legal, valid, and binding obligations of TARGET. Each other party thereto, has performed in all material respects all obligations required to be performed by that party on or before the Closing date hereof under the Contracts. No violation exists in respect of a Contract on the part of TARGET or any other party thereto. None of the Contracts is currently being renegotiated. The validity, effectiveness and continuation of all Contracts will not be materially adversely affected by the transactions contemplated by this Agreement, except as described on Schedule E.

4.10 Intellectual Property. Set forth on Schedule N hereto is a true, correct, and complete list of TARGET’s Intellectual Property.

4.10.1 TARGET is the sole and exclusive owner, free and clear of all Liens except Lien to secured lender, and has all right, title and interest in all of the Intellectual Property and has secured duly authorized assignment of rights from all employees and independent contractors confirming that all Intellectual Property which they may have directly worked on is owned by TARGET.

4.10.2 With respect to any Intellectual Property or trade secret necessary to conduct its business, TARGET owns or has the exclusive right to use such Intellectual Property or trade secret in its business.

4.10.3 TARGET owns or possesses sufficient licenses or other rights to use all Intellectual Property covered that are necessary to conduct the business of TARGET as now being conducted and as proposed to be conducted by TARGET.

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4.11 Intellectual Property Licenses. Each of TARGET’s Owned or Licenses Intellectual Property Licenses is in full force and effect and constitutes a legal, valid, binding, and enforceable obligation in accordance with its terms against TARGET, and each other party thereto. TARGET has performed all obligations imposed upon TARGET under each of the Intellectual Property Licenses. Neither TARGET nor any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder. TARGET has not received any notice that any other party to any of the Intellectual Property Licenses intends to cancel, terminate, or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No licenses, sub-licenses, covenants, or agreements have been granted or entered into by TARGET in respect of any of the Intellectual Property or any trade secret material of TARGET, except the Intellectual Property Licenses. No director, officer, shareholder, employee, or other Affiliate of TARGET owns, directly or indirectly, in whole or in part, any of the Intellectual Property or any trade secret material of TARGET. None of the officers, employees, consultants, distributors, agents, representatives, or advisors of TARGET have entered into any agreement relating to TARGET’s business regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than TARGET. The consummation of the transactions contemplated hereby will not alter or impair the rights of TARGET to any of the Intellectual Property, any trade secret material to TARGET, or under any of the Intellectual Property Licenses. Each item of Intellectual Property owned or used by TARGET immediately prior to the Closing hereunder will be owned or available for use by BUYER on identical terms and conditions immediately subsequent to the Closing, though it may be through ownership of TARGET and not directly. Neither TARGET nor SELLER, nor any Affiliates, officers, shareholders, directors, or employees of each of them has disclosed any proprietary information relating to the Intellectual Property or the Intellectual Property Licenses to any person other than BUYER and the employees, consultants, accountants, lawyers, and other advisors of the Companies. Each of TARGET, SELLER and their Affiliates, officers, shareholders, directors, or employees has disclosed trade secrets to other Persons solely as required for the conduct of TARGET’s business and solely under nondisclosure agreements that are enforceable by TARGET. TARGET is not under any contractual or other obligation to disclose any proprietary information relating to the Intellectual Property, any trade secret material of TARGET or the Intellectual Property Licenses, nor is any other party to the Intellectual Property Licenses under any such obligation to disclose proprietary information included in or relating to Intellectual Property, any trade secret material to TARGET or the Intellectual Property Licenses to any Person, and no event has taken place, including the execution and delivery of this Agreement and the transactions contemplated hereby or any related change in the business activities of TARGET, that would give rise to such obligation. TARGET has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. None of SELLER or TARGET has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that TARGET must license or refrain from using any Intellectual Property rights of any third party). No item of Intellectual Property: (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; or (b) is the subject of any pending or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand which challenges the legality, validity, enforceability, use, or ownership of the item of Intellectual Property. TARGET has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

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4.12. Labor Relations; Employees. Schedule G contains the names and titles of the employees and contractors of TARGET.

4.12.1 TARGET, to best of SELLER’s knowledge, is not in violation of material federal, state, or other applicable Law respecting employment, social security or employment practices relating to TARGET’s own employees.

4.12.2 TARGET, to the best of SELLER’s knowledge, is not delinquent in payments to any of TARGET’s employees for any wages, salaries, commissions, bonuses, or other direct compensation for any services performed by the employees of TARGET to the date hereof or amounts required to be reimbursed to such employees. There is no unfair labor practice complaint against TARGET pending before any Governmental Authority. There is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against or involving TARGET. TARGET is not a party to or bound by any collective bargaining agreement and neither any grievance nor any arbitration proceeding arising out of or under a collective bargaining agreement is pending and no such claim has been asserted. No labor union currently represents the employees of TARGET and no labor union has taken any action with respect to organizing the employees of TARGET. No key employee has informed TARGET that such employee will or may terminate his or her employment or engagement with TARGET, except as otherwise described to BUYER on Schedule G, or if occurring after the Effective Date, as described in written notice from TARGET to BUYER prior to Closing. There are no payments of benefits to the employees of TARGET above or different from the statutory benefits corresponding under the applicable labor law. TARGET has filed or caused to be filed all Returns required by any Governmental Authority.

4.13 Litigation. There is no Action pending or known as threatened against TARGET. Except the Action that are disclosed in Schedule H. SELLER is of the opinion that the Actions disclosed in Schedule H lack merit and believes that if appropriately defended the plaintiffs will no prevail. However, SELLER cannot guarantee the results of any litigation. Neither TARGET nor any of TARGET’s respective assets or properties, nor, in connection with TARGET’s business, nor any shareholder, director, officer or employee of TARGET, is subject to any Order which is material to the Condition of TARGET. There is no Action by TARGET currently pending or which TARGET intends to initiate, which is material to the Condition of TARGET.

4.14 Compliance with Laws; Permits. TARGET has not violated or failed to comply with, in any material respect, any Law to which TARGET or any of TARGET’s properties or assets is subject. TARGET has all Permits that are necessary for the conduct of its business as presently conducted except to the extent the failure to have any such Permit would not materially adversely affect the Condition of TARGET. All Permits are, and as of the Closing will be, in full force and effect. No violation or notice of failure to comply have been issued or recorded in respect of any Permit. There are no proceedings pending or threatened to revoke, suspend, or limit any such Permit, nor is there any reasonable basis therefor.

4.15 Taxes. All Returns required to be filed by TARGET have been timely filed except as may be disclosed on Schedule S. All such Returns are true, correct, and complete in all material respects. All Taxes due or claimed to be due from TARGET have been paid except to the extent properly reserved against on the TARGET Financial Statements. No Return of TARGET is under audit by any Governmental Authority There are in effect no waivers of the applicable statute of limitations for Taxes in any jurisdiction for TARGET for any period.

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4.16 Books and Records. The books of account, ledgers and records of TARGET accurately and completely reflect in all material respects the Condition of TARGET.

4.17 Transactions with Affiliates. Except as described on Schedule E, TARGET does not have any obligation to or claim against any past or present owner of TARGET, and no such Person has any obligation to or claim against TARGET. No past or present owner of TARGET has any direct or indirect interest of any kind in any business or entity, which is competitive with TARGET.

4.18 Brokers or Finders. SELLER has not entered into an agreement to pay finders or broker fees to any entity or person.

4.19 Employment of Officers, Employees, and Consultants. BUYER affirms and consents to the consulting agreements of Christopher Burden and Maurice Ojeda attached hereto as Exhibit A. Furthermore, BUYER and/or assignee guarantees TARGET’s obligations under Exhibit A.

4.19.1 KEY EMPLOYEES. TARGET shall continue to employ certain key employees (“Executives”) indicated below and BUYER shall guarantee to the indicated employee the following compensation so long as the indicated employee remains employed by the Company.

4.1.1.1.	Christopher Burden (“BURDEN”) will continue employment as the President of TARGET for at least 1 year after closing at a minimum salary of $ 5000.00 per month. In addition, upon the successful execution of each additional “airport location lease” originated and negotiated by BURDEN, and approved by the Company’s Executive Committee the Company shall pay to BURDEN a bonus of $12,500. Since one of BURDEN’s key duties will be the development and construction, and or renovation of new and/or existing store locations BURDEN will receive additional compensation based on the project and included in the project budget once approved by the Executive Committee.

4.1.1.2.	Maurice Ojeda (“OJEDA”) will continue as the Chief Marketing Officer of TARGET for at least 1 year after closing at a minimum salary of $ 7500 per month. In addition, upon the successful execution os each additional “airport location lease” originated and negotiated by OJEDA, and approved by the Company’s Executive Committee the Company shall pay to OJEDA a bonus of $12,500. Since one of OJEDA’s key duties will be choosing the right inventory for the stores and website, managing inventory levels, business development and strategic partnerships that drive revenue will receive additional compensation based on the percentage increases in revenue and gross profit as determined by the EXECUTIVE COMMITTEE and accepted by OJEDA on a quarterly basis- payable to executive on the next pay period 45 days after the end of each quarter.

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4.1.1.3.	EXECUTIVES shall not be required to provide a set number of hours to the business of the Company but will be required to meet the Companies deadlines as determined by the EXECUTIVE COMMITTEE and accepted the the EXECUTIVE. The Company acknowledges that the EXECUTIVE(s) also provide services to one or more other ventures that concurrent with their obligations to the Company hereunder but that the EXECUTIVE’s will make the business a priority over other commitments.

4.1.1.4.	In the event that either or both EXECUTIVES decide not to continue employment with the Company after the end of the 12 month period indicated above under at least the same or similar terms or under such greater terms that may be agreeable to the Parties (“Renewal Date”) the EXECUTIVE shall give the Company written notice of EXECUTIVE’S invention not to renew and that notice shall grant to the Company an additional 6 month period for the Company to find and train a replacement for the EXECUTIVE(S).

4.1.1.5.	In the event that the Company decides not to offer renewal of the employment to the EXECUTIVE(s) that the Company must so notify the EXECUTIVE at least 60 days prior to the renewal date and if the Company chooses not to require the EXECUTIVE(S) to work though the notice period the Company will still be obligated to pay the compensation due for that renewal period.

4.20 Insurance. TARGET presently maintains and has maintained in effect since its formation all the insurance policies required by Law or reasonably appropriate in connection with the operation of its business as presently conducted ad as disclosed on Exhibit L.

4.21 Absence of Undisclosed Liabilities. TARGET does not have any Liability except as disclosed on the TARGET Financial Statements and TARGET Balance Sheet and on Schedules D, I, & Q.

4.22 Securities Matters. The BUYER SHARES are received by SELLER for investment purposes for SELLER’s own account, and not with the view to, or for resale in connection with, any distribution thereof. SELLER understands that BUYER SHARES have not been registered under the Securities Act, or under the securities laws of various states, by reason of a specified exemption from the registration provisions thereunder. SELLER acknowledges that the BUYER SHARES must be held indefinitely unless the BUYER SHARES are subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available. SELLER has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of the securities purchased in a private placement subject to the satisfaction of certain conditions including, among other things, the availability of certain current public information about BUYER and compliance with applicable requirements regarding the holding period, the amount of securities to be sold, and the manner of sale. SELLER is a sophisticated investor with knowledge and experience in business and financial matters and is able to bear the economic risk and lack of liquidity inherent in owning the BUYER SHARES. SELLER understands and acknowledges that no Governmental Authority has been asked to rule on nor has it ruled on the tax or other consequences of the transactions contemplated hereby. SELLER represents and warrants that SELLER is an “Accredited Investor” as defined in Rule 501(a) of Regulation D under the Securities Act. SELLER understands that all certificates for BUYER SHARES shall bear a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT SUCH REGISTRATION OR THE DELIVERY TO THE ISSUER OF AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, THAT SUCH DISPOSITION WILL NOT REQUIRE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT, AS AMENDED, OR ANY STATE SECURITIES LAWS.”

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1. REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF BUYER.

BUYER, hereby represents and warrants to, and agrees for the benefit of TARGET and SELLER as follows, (a) except as expressly otherwise disclosed in this Agreement or any attached Schedule to the contrary; or (b) with the understanding that certain representations are being made to the best knowledge of BUYER;

5.1 Organization, Good Standing, and Qualification. BUYER is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. BUYER has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted. BUYER is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify could have a material adverse effect on its Condition.

5.2 Capitalization. The authorized capital stock of BUYER is identified on Schedule B or as disclosed in its filings with the SEC. All the outstanding shares have been duly and validly issued, are fully paid and non-assessable. BUYER does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock. There are no agreements among the shareholders of BUYER with respect to the voting or transfer of the capital stock of BUYER. None of BUYER’s shareholders have preemptive rights.

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5.3. Authority; Execution and Delivery; Requisite Consents, Non-violation. BUYER has, and at the Closing will have, all requisite power and authority to execute, deliver and perform this Agreement and each other document or instrument executed by any of them, or any of its officers, in connection herewith or therewith or pursuant hereto or thereto and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of BUYER. This Agreement is duly executed and delivered by BUYER and is the legal, valid, and binding obligation of BUYER, enforceable against BUYER in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforceability of creditors’ rights in general or by general principles of equity. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and thereby (including the issuance of the Common Stock) will not require, to the BUYER’s best knowledge: (a) the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or registration, declaration or filing with, any Governmental Authority or any other Person; (b) contravene: (i) any Law to which BUYER is subject; nor (ii) any judgment, decree, franchise, order or demand applicable to BUYER; (c) conflict or be inconsistent with or result in any breach of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of BUYER’s properties or assets pursuant to the terms of any indenture, mortgage, deed of trust agreement or other instrument to which BUYER is a party or bound or to which BUYER may be subject or violate any provision of BUYER’s organizational documents. BUYER, is not in default with respect to any applicable Law which is likely to adversely affect BUYER’s ability to perform BUYER’s obligations hereunder and entering into this Agreement will not violate any Law

5.4 Financial Information. The BUYER is a public company and all financial information is timely filed with the SEC.

5.5 Certain Changes or Events. As to BUYER:

5.5.1 there will have been no change in the Condition of BUYER, except for changes which have not been, in the aggregate, materially adverse to BUYER;

5.5.2 there will be no revocation or change in any Contract or Permit or right to do business, and no other event or occurrence of any character, whether insured against, which results, or could reasonably be expected to result, in a material adverse change in the Condition of BUYER;

5.5.3 BUYER will not have authorized or made any distributions, or declare or pay any dividends, upon or with respect to any of its capital stock, or other equity interests, nor will BUYER have redeemed, purchased, or otherwise acquired, or issued or sold, any of its capital stock or other equity interests except as may benefit all shareholders and as disclosed to the SEC;

5.5.4 BUYER is a public company engaged in acquiring a number of Micro-Brands as well as deploying its proprietary technology under license to other retailers. This transaction is consistent with the purpose of the BUYER;

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5.5.5 BUYER will have not incurred any indebtedness for borrowed money or made any loans or advances that encumber the TARGET without the express permission of SELLER now or during the STANDBY PERIOD;

5.5.6 there will have been no waiver by BUYER of a material right or of a material debt owed to BUYER;

5.5.7 BUYER will not have failed to satisfy or discharge any Lien, except in the ordinary course of business and which is not material to the Condition of BUYER; and

5.5.8 there has been no material change in any compensation, arrangement or agreement with any employee, director, shareholders, or Affiliate of BUYER that affects SELLER or TARGET.

5.6 Title to Assets. BUYER has title to all its assets (see filings with the SEC).

5.7 Contracts. BUYER’s Contracts are; (a) in full force and effect; and (b) constitute legal, valid and binding obligations of BUYER. Each other party thereto, has performed in all material respects all obligations required to be performed by it on or before the date hereof under the Contracts. No violation exists in respect of a Contract on the part of BUYER or any other party thereto. None of the Contracts is currently being renegotiated. The validity, effectiveness and continuation of all Contracts will not be materially adversely affected by the transactions contemplated by this Agreement.

5.8 Intellectual Property. BUYER has title to all its intellectual property including three patents, the specificity of which is part and parcel of BUYER’s filings with the SEC.

5.9 Labor Relations; Employees. BUYER, to best of Management’s knowledge, is not in violation of material federal, state, or other applicable Law respecting employment, social security or employment practices relating to BUYER’s own employees.

5.9.1 BUYER, to best of Management’s knowledge, is not delinquent in payments to any of BUYER’s employees for any wages, salaries, commissions, bonuses, or other direct compensation for any services performed by the employees of BUYER to the date hereof or amounts required to be reimbursed to such employees. There is no unfair labor practice complaint against BUYER pending before any Governmental Authority. There is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against or involving BUYER. BUYER is not a party to or bound by any collective bargaining agreement and neither any grievance nor any arbitration proceeding arising out of or under a collective bargaining agreement is pending and no such claim has been asserted. No labor union currently represents the employees of BUYER and no labor union has taken any action with respect to organizing the employees of BUYER. No key employee has informed BUYER that such employee will or may terminate his or her employment or engagement with BUYER that may affect SELLER or TARGET. BUYER has filed or caused to be filed all Returns required by any Governmental Authority.

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5.10 Litigation. There are no material Actions pending or known as threatened against BUYER. Neither BUYER nor any of its respective assets or properties, nor in connection with its business, nor any shareholder, director, officer or employee of BUYER, is subject to any Order which is material to the Condition of BUYER. There is no Action by BUYER currently pending or which BUYER intends to initiate, which is material to the Condition of BUYER.

5.11 Compliance with Laws; Permits. BUYER has not violated or failed to comply with, in any material respect, any Law to which BUYER or any of BUYER’s properties or assets is subject. BUYER has all Permits that are necessary for the conduct of its business as presently conducted except to the extent the failure to have any such Permit would not materially adversely affect the Condition of BUYER. All Permits are, and as of the Closing will be, in full force and effect. No violation or notice of failure to comply have been issued or recorded in respect of any Permit. There are no proceedings pending or threatened to revoke, suspend, or limit any such Permit, nor is there any reasonable basis therefor.

5.12 Taxes. All Returns required to be filed by BUYER have been timely filed. All such Returns are true, correct, and complete in all material respects. All Taxes due or claimed to be due from BUYER have been paid except to the extent properly reserved against on the BUYER Financial Statements. No Return of BUYER is under audit by any Governmental Authority. There are in effect no waivers of the applicable statute of limitations for Taxes in any jurisdiction for BUYER for any period.

5.13 Books and Records. The books of account, ledgers, and records of BUYER accurately and completely reflect in all material respects the Condition of BUYER. The minute books of BUYER fully set forth all material action taken by the Board of Directors, shareholders and, if any, executive board (or other committee thereof) of BUYER.

5.14 Transactions with Affiliates. BUYER does not have any obligation to or claim against any past or present owner of BUYER, or any of such owner’s Affiliates, associates, or relatives, and no such Person has any obligation to or claim against BUYER that would affect this transaction.

5.14.1 BUYER currently has 4 subsidiaries and routinely has transactions between the subsidiaries: 12 Hong Kong, Ltd., 12 Japan (inactive) 12 Europe, A.G.(inactive) 12 Retail, Inc. 12 Retail, Inc has three subsidiaries:- Emotion Fashion Group, Inc., Red Wire Group, LLC and Rune NYC, LLC.

5.14.2 BUYER has announced that it has signed “Non-Binding Letter’s of Intent” and “Binding Letter of Intent” or assignments of “Binding Letter of Intent” with numerous potential acquisition targets of which TARGET is one. BUYER intends to acquire many of these acquisition targets and others.

5.15 Brokers or Finders. SELLER has not entered into an agreement to pay finders or broker fees to any party as a result of this transaction.

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5.16 Insurance. BUYER does not have any insurance policies, each of its subsidiaries maintains any and all insurances it requires, if any, for its business.

5.17 Absence of Undisclosed Liabilities. BUYER does not have any Liability under GAAP, except as disclosed on the BUYER Financial Statements filed with the SEC.

5.18 Disclosure. In connection with the purchase of the BUYER SHARES by SELLER, BUYER has disclosed to SELLER all material facts and information concerning BUYER, its Condition and the BUYER SHARES, and has not made any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements contained herein not misleading per BUYER’s filings with the SEC. There is no fact or circumstance which has, or is reasonably likely to have, an adverse effect on SELLER which has not been disclosed herein and known by SELLER.

5.19 Securities Matters. BUYER covenants and agrees that, so long as SELLER owns any shares of BUYER’s capital stock, BUYER will continue to timely file all reports required in order to maintain current and in good standing as a fully reporting company with the SEC and that it will at all times maintain its OTC status or better. The TARGET SHARES received by BUYER are for investment purposes for BUYER’s own account, and not with the view to, or for resale in connection with, any distribution thereof. BUYER understands that the TARGET SHARES have not been registered under the Securities Act, or under the securities laws of various states, by reason of a specified exemption from the registration provisions thereunder. BUYER acknowledges that the TARGET SHARES must be held indefinitely unless the TARGET SHARES are subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available. BUYER has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of the securities purchased in a private placement subject to the satisfaction of certain conditions including, among other things, the availability of certain current public information about TARGET and compliance with applicable requirements regarding the holding period and the amount of securities to be sold and the manner of sale. BUYER is a sophisticated investor with knowledge and experience in business and financial matters and is able to bear the economic risk and lack of liquidity inherent in owning the TARGET Shares. BUYER has received and carefully reviewed, if available and applicable: (a) TARGET’s most recent SEC filings, and (b) all other information filed by TARGET pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended; and (c) information supplied otherwise that otherwise supplies adequate material information. BUYER understands and acknowledges that no Governmental Authority has been asked to rule on nor has it ruled on the tax or other consequences of the transactions contemplated hereby. BUYER represents and warrants that BUYER is an “Accredited Investor” as defined in Rule 501(a) of Regulation D under the Securities Act. BUYER understands that all certificates for the TARGET Shares shall bear a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT SUCH REGISTRATION OR THE DELIVERY TO THE ISSUER OF AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, THAT SUCH DISPOSITION WILL NOT REQUIRE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT, AS AMENDED, OR ANY STATE SECURITIES LAWS.”

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2. CONDITIONS OF BUYER’S OBLIGATIONS TO CLOSE.

The obligation of BUYER to purchase the TARGET Shares at Closing is subject to the fulfillment, to BUYER’s reasonable satisfaction, prior to or at the Closing, of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties of TARGET and SELLER contained in this Agreement shall be true and correct in all material respects on the Effective Date and as of the Closing Date, as if made on and as of each such date.

6.2 Performance. SELLER and TARGET shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by SELLER and/or TARGET prior to or at the Closing.

6.3 Stock Certificates, Etc. At the Closing, SELLER shall have tendered to BUYER a certificate or bill of exchange representing the TARGET membership interests, together with an assignment, if applicable, in accordance with this Agreement. All certificates or bills Oc exchange delivered by SELLER shall be in form and substance satisfactory to BUYER and sufficient to transfer to and vest in BUYER good and valid title to the TARGET Shares, free and clear of any Lien.

6.4 No Material Adverse Change. There shall not have occurred any material adverse change in the Condition of TARGET since the date hereof.

6.5 Consents. TARGET and SELLER shall have obtained all consents, approvals, or waivers from Governmental Authorities and third Persons necessary for the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, all without material cost or other adverse consequences to BUYER.

6.5 No Actions. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened, or proposed before any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement.

6.6 Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to BUYER and its counsel, and BUYER shall have received all such counterpart originals or certified or other copies of such documents as BUYER may reasonably request.

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6.7 Royalty Agreements. SELLERS opine that TARGET has certain agreements whereby others own and operate stores under license to utilize the Bluwire name, logo and purchase product approved by TARGET and for those rights pay a royalty fee to TARGET and SELLER warrants that those agreements re in full force an effect and are disclosed in Exhibit J.

6.8 Additional Documents. At Closing, the Parties shall cause an additional agreement or agreements as contained under any schedule or exhibit hereto, to be executed and delivered by those named therein.

7. CONDITIONS OF SELLER’s OBLIGATIONS TO CLOSE.

The obligations of SELLER to BUYER under this Agreement are subject to the fulfillment, to SELLER’s reasonable satisfaction, prior to or at the Closing, of each of the following conditions:

7.1 Representations and Warranties. The representations and warranties of BUYER contained in this Agreement shall be true and correct in all material respects on the Effective Date and as of the Closing Date, as if made on and as of each such date.

7.2 Performance. BUYER shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

7.3 Stock Certificates, Etc. Within 10 days of Closing, BUYER’s Stock Transfer Agent shall have tendered to SELLER, certificates representing the BUYER SHARES in accordance with this Agreement. BUYER shall have All certificates delivered by BUYER shall be in form and substance reasonably satisfactory to SELLER and sufficient to transfer to and vest in SELLER good and valid title to the BUYER SHARES, free and clear of any Lien.

7.4 No Material Adverse Change. There shall have been no material adverse change with respect to BUYER’s business, assets, prospects, financial Condition or trading status.

7.5 No Actions. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened, or proposed before any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement.

7.6 Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to BUYER and its counsel, and BUYER shall have received all such counterpart originals or certified or other copies of such documents as BUYER may reasonably request.

7.7 Additional Documents. At Closing, SELLER, TARGET, and BUYER shall cause any additional agreement or agreements as contained in this Agreement or under any schedule or exhibit hereto, to be executed and delivered by those named therein.

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8. INDEMNIFICATION AND SURVIVAL.

8.1 Indemnification by TARGET and SELLER. TARGET and SELLER, severally, agree to indemnify the BUYER Indemnified Parties for, and hold each BUYER Indemnified Party harmless from and against the Indemnified Costs, in each case, arising out of or suffered or incurred in connection with any of the following: (a) any material misrepresentation or any material breach of any warranty made by TARGET and or SELLER herein or in any documents related hereto; (b) any material breach or material non-fulfillment of any covenant or agreement made by TARGET and or SELLER herein, and (c) any material claim relating to or arising out of a violation of applicable federal or state securities laws by TARGET and or SELLER in connection with the TARGET EQUITY INTEREST.

8.2 Indemnification by BUYER. BUYER agrees to indemnify the SELLER Indemnified Parties for, and hold the SELLER Indemnified Party harmless from and against any Indemnified Costs arising out of or suffered or incurred in connection with any of the following: (a) any misrepresentation or any breach of any warranty made by BUYER herein or in any documents related hereto; (b) any breach or non-fulfillment of any covenant or agreement made by BUYER herein, and (c) any claim relating to or arising out of a violation of applicable federal or state securities laws by BUYER in connection with the BUYER SHARES.

8.3 Survival. All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement or contained in any certificate delivered pursuant to this Agreement, shall remain operative and in full force and effect and shall survive the transfer of the common stock and the consummation of the transactions contemplated hereby for a period of 12 months (except as otherwise specifically set forth herein), unless a claim is made prior thereto; provided, however, that neither a BUYER Indemnified Party nor a SELLER Indemnified Party shall be entitled to make any claim relating to this Agreement unless the aggregate amount of all Indemnified Costs or the claim incurred by such party as a result of all misrepresentations and breaches of the other Party(ies) hereto is equal to or greater than $10,000 in which case the BUYER Indemnified Party or SELLER Indemnified Party will be entitled to the amount of its claim in excess of $10,000.

9. STANDBY PEROD. AND CLOSING CONTINGENCIES AND POST CLOSING COMMITMENTS

This Section 9 shall become effective immediately upon the EXECUTION of this Agreement AND INCLUDE THE PROCESS FOR CLOSING THE TRANSACTION including completion of the transfers of the TARGET Equity and the BUYER SHARES so that the following shall apply and shall control from and after that date. After the Closing, in the event of a conflict between the provisions of this Section 9 and any other provisions of this Agreement, this Section 9 shall control.

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9.1 STANDBY PERIOD: The Parties agree that there shall be a “STANDBY PERIOD” lasting from the date of the execution of this Agreement until the Closing of this Transaction whereby certain objectives or conditions need to be met as indicated below or the transaction may be VOID AND rescinded upon the option of SELLER following written notice and a failure to cure by BUYER during a 30 day Cure period, They are;

9.1.1 TRANSACTION VOIDED FOR NON-PERFORMANCE BY BUYER. This transaction will automatically void if this transaction does not close on or before the closing date indicated herein unless such period is extended by mutual agreement between the Parties for the following reasons:

9. 1.1.1 Failure by the BUYER to tender to SELLER the irrevocable stock issuance instructions for the 500,000 Series A Preferred shares or delivering the actual shares.

9.1.1.2 Failure by the BUYER to arrange for a capital infusion of not less than $500,000 in working capital for the TARGET in the form of debt or equity. The terms of which shall be determined by the BUYER in its sole discretion and Amy be form the BUYER or a third party identified by the BUYER. This funding may take effect no later than 10 days from CLOSING if not completed at CLOSING

9.1.2 TRANSACTION VOIDED FOR NON-PERFORMANCE BY SELLER. This transaction will automatically void if this transaction does not close on or before the closing dates indicated herein unless such period is extended by mutual agreement between the Parties for the following reasons.

9.1.2.1 Failure by the SELLER to tender 51% of the TARGET EQUITY INTERESTS to BUYER.

9.1.2.2 Determination by BUYER that SELLER has materially misrepresented any of the representations contained in this Agreement and its exhibits than the BUYER may elect to voluntarily terminate this transaction prior to closing.

9.1.3 TRANSACTION CANCELED BY MUTUAL CONSENT. The Parties can, by mutual agreement cancel this transaction and cause this Agreement to be voided at any time prior to closing by mutual consent.

9.1.4 TRANSACTION CONTINGENCIES

9.1.4.1 TARGET’s bank balance, net of all items still in clearing process will be determined as of closing but shall be positive at closing.

9.1.4.2 During the STANDBY PERIOD, the Parties shall reasonably cooperate including executing additional reasonable documentation as needed in order to further the purposes expressed in this Agreement.

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9.1.4.3 Unless and to the extent otherwise confirmed in writing, it is the intentions of the Parties that no particular person shall be deemed to be a member of a control group as such term is defined with reference to SEC related laws, regulations and statements.

9.2 CONTINGENCIES TO BE MET PRIOR TO CLOSING.

9.2.1 The SELLERS will have documented any and all of their loans to the TARGET as approved by BUYER.

9.2.2 SELLERS will have prepared and provided to BUYER all of the passwords necessary to transact the business and obtain operational control after CLOSING.

9.2.3 – SELLERS will identify to BUYER which vendors need to be paid at closing such that these same vendors will ship products to TARGET on extended (60 day terms). BUYER or BUYER’s representatives will assist SELLERS in contacting and negotiating with said vendors as well as suggesting additional vendors to SELLERS for consideration.

9.2.4 SELLERS will provide to BUYER complete Sales tax returns to review by BUYERS. In addition the SELLERS will work with BUYER or BUYER’s representative to contact the taxing authorities in order to settle any outstanding Sales Tax liabilities. TARGET from TARGET funds shall be responsible for paying all Sales Tax liabilities including those that occurred before CLOSING. Unless identified on schedule I all Sales Tax liabilities incurred by TARGET price to CLOSING shall be paid by TARGET from funds remaining in the TARGET accounts at closing or shall be reimbursed by SELLERS.

9.3 - TARGET EQUITY HELD in “ESCROW”. BUYER and SELLER acknowledge that at all times BUYER needs to maintain at least 51% of the Equity in TARGET to consolidate earnings. BUYER and SELLEr acknowledge that TARGET may require further investment in TARGET during the 12 months after CLOSING in addition to the funds provided or arranged by BUYERS for growth or operating expenses and it may therefore be necessary to sell some equity directly in TARGET to third party investors. Therefore, SELLERS acknowledge that at CLOSING they shall retain 30% equity in TARGET and BUYER shall have 51% of the equity in TARGET. The remaining 19% shall be held in escrow for 12 months from CLOSING.

9.3.1 PROCEDURE FOR SALE OF TARGET EQUITY. The BUYER’s CEO or representative (“BUYER”) shall have the responsibility to raise additional equity capital, if needed, for TARGET. Therefore BUYER shall determine the amount of funding to be raised and how much of the ESCROW EQUITY will be sold, if any.

9.3.2 RELEASE OF ESCROW EQUITY. The BUYER shall release that portion of the ESCROW EQUITY as and when it is sold to third parties investors. Any ESCROW EQUITY remaining after 12 months from CLOSING shall be evenly distributed between. BUYER and SELLER by BUYER.

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9.4 BUYER CONTROL OVER TARGET AND ITS SUBSIDIARIES. The PARTIES acknowledge that BUYER shall have absolute control over TARGET and all its subsidiaries as defined by under GAAP ASC805 and ASC810 and under IRS guidelines IFRS 10 as further defined below;

9.4.1 BUYER shall have absolute power over those decisions that most significantly impact the economic activities of TARGET and the TARGET subsidiaries.

9.4.2 BUYER shall receive the majority of the benefits or losses incurred by TARGET and the TARGET subsidiaries.

9.4.3 BUYER shall always appoint the majority of the Board of Directors of TARGET and each and every subsidiary or its managing member as it may apply. BUYER or BUYER’s representative shall have the authority to direct or to hire and terminate any other employee, director or officer of TARGET and the TARGET Subsidiaries.

9.4.4 While BUYER may consult with SELLERS in their ongoing roles with TARGET a well as management at all levels of TARGET and the TARGET subsidiaries the BUYER retains for itself or its representative the final decision making authority on all strategic decisions, and operating decisions including but not limited to; opening and or closing store locations, investment, divestiture, advertising, marketing, accounting and all expenses. Further, BUYER will determine in its sole discretion the amount and timing of any and all distributions after its calculation of expenses except those distribution required under TARGET and TARGET subsidiaries agreements with the Landlords of certain locations.

9.4.5 SELLERS and other Minority Partners, if any in TARGET or the TARGET subsidiaries shall only be entitled to receipt of quarterly financial statements prepared under GAAP. These financial statements will be provided by the 45th day after the end of any quarter: February 14th for the quarter ended December 31, May 15 for the quarter ended March 31st, August 14th for the quarter ended June 30th and November 14th for the quarter ended September 30th.

9.4.6 BUYERS reserve the right to assign its TARGET EQUITY to one of its wholly owned subsidiaries for operational convenience such as 12 Retail Corporation. If BUYER does assign its interests in TARGET and therefore the TARGET subsidiaries to one of its wholly owned subsidiaries all of BUYER’s rights and privileges in this section 9.4 will be retained as BUYER will control its wholly owned subsidiary in the same fashion as this section 9.4.

9.5 POST CLOSING ACTIONS. These actions are commitments from BUYER and SELLER than shall take effect after CLOSING or continue after CLOSING.

9.5.1 CLOSING OR POST CLOSING FUNDING. Per section 9.1.1.2 above SELLER will provide $500,000 working capital for TARGET and if not provided at CLOSING must be provided no later than 10 days after CLOSING.

9.5.2 ADDITIONAL FUNDING. Within 12 months after CLOSING, BUYER shall invest or arrange for TARGET a third party funding of at least $500,000 IN funds for working capital or growth as may be required.

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9.5.3 QUALIFIED MINORITY PARTNER OWNERSHIP. Maurice Ojeda is the qualified and designated minority partner for the TARGET subsidiaries indicated on Schedule J that is required by the referenced airport leases. Further for as long as OJEDA maintains an interest in TARGET or BUYER or for a minimum period of 5 years OJEDA shall continue to take any and all actions required to remain the qualified minority partner for the leases that he currently is the qualified minority partner for. In addition, renumeration for being the Qualified Minority Partner on the existing locations shall be commensurate with that actually paid to OJEDA during the 18 months proceeding CLOSING. OJEDA agrees to apply as the minority partner on future locations as may be required under similar terms and conditions.

9.5.5 ELECTION TO BE TAXED AS A CORPORATION. BUYER shall be designated at the “tax matters partner” as defined in the Code section 623 1(a)(7). As such BUYER is authorized and required to (1) take whatever steps may e necessary including filing any form or documents with the Internal Revenue Service and (2) take such other action as may from time to time be required or permitted under the Code and treasury Regulations. Further the PARTIES hereto acknowledge that TARGET will henceforth for the calendar year 2019 and all years going forward elect to be taxed as a corporation for both State and Federal purposes and not as a partnership. SELLERS acknowledge that they are responsible for filing the TARGET taxes both Federal and State or local Taxes for all years proceeding 2019. SELLER further warrant that they have or will file the required forms and pay all required taxes. BUYERS and TARGET will not be responsible for any Taxes for any periods prior to calendar 2019.

9.5.6 NEW TARGET OPERATING AGREEMENT. Execution of a new TARGET operating Agreement memorializing the changes in ownership of TARGET and the election t be taxed as a corporation.

9.5.7 LOANS MADE BY SELLERS TO TARGET. The Parties acknowledge that the SELLER have made loans and advances to TARGET disclosed on Schedule I. These loans and advances will be paid back to SELLER in the ordinary course of the business from profits and cash flow not needed by TARGET for working capital. inventory or growth on a schedule to be determined over the course of the next 3 years by mutual agreement between the PARTIES and as approved by the Board of Directors of TARGET post CLOSING.

9.5.8 CONTINUED EXECUTION OF DOCUMENTS. After closing the Parties shall work closely together and take any and all actions necessary and prudent to ensure that the continuity of the businesses of both BUYER and TARGET.

9.5 UP-LISTING TO NATIONAL EQUITY EXCHANGE. BUYER intends at some point in the future to up-list to a National Equity Exchange.

10. GENERAL

10.1 Successors and Assigns. This Agreement is not assignable without the written consent of the Parties.

10.2 Entire Agreement. This Agreement, including the Exhibits and Schedules, is the complete agreement of the Parties. This Agreement supersedes all prior discussions, negotiations, agreements, and understandings between the Parties with respect to its subject matter and any such are merged herein and barred hereby.

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10.3 Amendments. This Agreement may not be amended except by a written instrument duly executed by all Parties.

10.4 No Waiver. The failure or delay of any Party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such Party’s right at a later time to enforce the same. No waiver is valid unless in writing signed by the Party making the waiver.

10.5 Headings. The captions, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

10.6 Severability. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

10.7 Notices. Any notice, communication, request, reply or advice in this Agreement provided or permitted to be given, shall be made or be served by delivering same by overnight mail or by delivering the same by a hand-delivery service. Such notice shall be deemed given when so delivered. For all purposes of Notice, the addresses of the Parties herein shall be the address set forth in their respective signature blocks to this Agreement.

10.8 Captions. Captions herein are for the convenience of the parties and shall not affect the interpretation of this Agreement.

10.9 Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and may be signed by fax.

10.10 Parties in Interest. Provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their heirs, executors, administrators, other permitted successors and assigns, if any.

10.11 Laws, Venue, Construction. This Agreement shall be governed by the laws of the State of Arizona without reference to conflict of laws principles and the sole and exclusive venue for any action, claim or dispute in respect of this Agreement shall be such court of competent jurisdiction as is located in the County of Maricopa, State of Arizona. The Parties agree and acknowledge that each Party has reviewed this Agreement and the normal rule of construction that agreements are to be construed against the drafting party shall not apply in respect of this Agreement given the Parties have mutually negotiated and drafted this Agreement.

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10.12 Cooperation. The Parties agree to cooperate with one another concerning the performance of this Agreement, including reviewing and executing any document necessary for the performance of this Agreement, to comply with Law or as reasonably requested by any party hereto.

10.13 Independent Legal Counsel. Each Party has retained independent legal counsel in connection with the preparation of this Agreement.

10.14 Dispute Resolution. If, prior to the application of Section 9, there arises a material dispute between BUYER and any of TARGET and SELLER, the Parties to this Agreement agree to immediately meet at a promptly determined mutually acceptable date, time, and place, in an effort to try and resolve the dispute, before moving to any formal legal action.

1015 Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are material parts of this Agreement and are incorporated herein by reference.

10.16 Basket and Grace Period, Default. Notwithstanding anything to contrary contained in this Agreement, if any breach of this Agreement does not involve, in any singular circumstance or related circumstances a total amount of at least $3,000, the same shall not be treated as a material breach. If the breach relates to a non-monetary default for which money damages are inadequate, the breach is material. In the event of a material breach of this Agreement happens, a Party may claim a default of this Agreement only if first that Party supplies to the other Party written notice of default detailing the breach and a 30-business day opportunity to cure. If such Party does cure the breach, no breach is applicable.

BALANCE OF PAGE INTENTIONALLY LEFT BLANK

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This Exchange of Equity Agreement has been duly executed and delivered by the parties hereto on September 25, 2019.

TARGET:
Bluewire Group, LLC.
A Florida limited liability company
378 Northlake Blvd Ste 235
North Palm Beach, Florida 33406

/s/ Christopher Burden.
By:	Christopher Burden, Managing Member and CEO

/s/ Maurice Ojeda
By:	Maurice Ojeda, Managing Member

BUYER:
12 RETECH CORPORATION
A Nevada corporation
515 E. Grant Street Ste 150
Phoenix, Arizona 85004

/s/ Angelo Ponzetta
By:	Angelo Ponzetta, Chief Executive Officer

SELLER:
CHRISTOPHER BURDEN JR.

/s/ Christopher Burden.
Christopher Burden, an individual owning 50% of the Equity Interests of TARGET
378 Northlake Blvd Suite 235
North Palm Beach, FL 33408

SELLER:
MAURICE OJEDA

/s/ Maurice Ojeda
Maurice Ojeda, an individual owning 50% of the Equity Interests of TARGET
378 Northlake Blvd Suite 235
North Palm Beach, FL 33408

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